Exhibit 1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of March 25, 2008 (the “Initial Closing Date”), is entered into by and among Modigene Inc., a Nevada corporation (“Borrower” or the “Company”), and The Frost Group, LLC, a Florida limited liability company (the “Frost Group”).

RECITALS

WHEREAS, the Company desires to obtain a $10,000,000 (the “Available Amount”) line of credit to Borrower for general business purposes (the “Line of Credit”), and the Frost Group is willing to make available to the Company the Line of Credit, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
LINE OF CREDIT

Section 1.1. The Line of Credit. From time to time prior to the Maturity Date (as defined in the Note (as hereafter defined)), subject to the provisions below, the Frost Group shall make Advances (as hereafter defined) to Borrower, which Borrower shall pay and may reborrow, so long as the aggregate amount of Advances outstanding at any one time shall not exceed the Available Amount.

Section 1.2. Note. The indebtedness of Borrower to the Frost Group will be evidenced by a note and security agreement in substantially the form of Exhibit A (the “Note”). The original principal amount of the Note will be $10,000,000; provided, however, that notwithstanding the face amount of the Note, Borrower’s liability under the Note shall be limited at all times to its actual indebtedness, principal, interest, fees, charges, expenses and reasonable attorneys’ fees and costs owing by Borrower to the Frost Group (or any permitted assignee) pursuant to or evidenced by the Note or this Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including Lender’s Expenses (collectively, the “Obligations”), in each case as then outstanding hereunder and under the Note. As used herein, “Lender’s Expenses” means all reasonable attorneys’ fees, costs and expenses incurred in amending, enforcing or defending the Note (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded under the Note or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by the Frost Group in connection with the Frost Group’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower or its property.

Section 1.3. Use of Proceeds. Funds advanced under the Line of Credit shall be used for working capital or general corporate purposes of Borrower, as approved by the Company’s Board of Directors.

Section 1.4. Payment of Outstanding Amount. The aggregate Obligations outstanding on the Maturity Date shall be due and payable in arrears on the Maturity Date in accordance with the terms of the Note.

Section 1.5. Interest. Interest on the outstanding principal amount of the Line of Credit shall accrue at a rate equal to ten percent (10%) per annum, compounded quarterly (the “Interest Rate”), and shall be payable on the last day of each calendar month until the repayment in full of all Obligations, the termination of this Agreement and cancellation of the Note.

Section 1.6. Default Rate. Upon the Maturity Date, whether by acceleration, demand or otherwise, and at the Frost Group’s option upon the occurrence of any Event of Default (as defined in the Note) and during the continuance thereof, the Note shall bear interest at a rate that shall be five percent (5.0%) in excess of the Interest Rate but not more than the maximum rate allowed by law (the “Default Rate”). The Default Rate shall continue to apply whether or not judgment shall be entered on the Note. The Default Rate is imposed as liquidated damages for the purpose of defraying the Frost Group’s expenses incident to the handling of delinquent payments, but are in addition to, and not in lieu of, the Frost Group’s exercise of any rights and remedies hereunder or under applicable law, and any fees and expenses of any agents or attorneys which the Frost Group may employ. In addition, the Default Rate reflects the increased credit risk to the Frost Group of carrying a loan that is in default. Borrower agrees that the Default Rate is a reasonable forecast of just compensation for anticipated and actual harm incurred by the Frost Group, and that the actual harm incurred by the Frost Group cannot be estimated with certainty and without difficulty.

Section 1.7. Advances. Borrower shall give the Frost Group prior written notice not later than 3:00 p.m., Eastern Time, on the third business day prior to the date of any advance of credit pursuant to the Line of Credit hereunder (an “Advance”). Any such notice shall be in the form of the Borrowing Notice set forth as Exhibit B (the “Borrowing Notice”), shall be certified by the president of Borrower, and shall set forth the aggregate amount of the requested Advance. Upon receiving a request for an Advance to which Borrower is entitled hereunder and under the Note, and provided there is no Event of Default, the Frost Group shall make available to Borrower the amount of the requested Advance by wire transfer of immediately available funds to a bank account designated by Borrower on the third business day after receipt of such Borrowing Notice.

Section 1.8. Prepayment. Borrower may prepay the outstanding Obligations under the Line of Credit at any time without premium or penalty. Prepayments of all or any portion of the Obligations shall not reduce the Available Amount, and funds may be reborrowed hereunder up to the Available Amount, subject to the provision hereof and the Note.

Section 1.9. Payment Application. Any and all payments on account of the Obligations will be applied first to accrued and unpaid interest and second to outstanding principal and other sums due hereunder. If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state, provincial or federal law, common law or equitable cause, then to the extent of such payment or payments, the Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

Section 1.10. Conditions to First Advance. The obligation of the Frost Group to make the first Advance shall be subject to the Frost Group’s receipt of the following documents, each in form and substance reasonably satisfactory to the Frost Group:

(a) This Agreement. This Agreement duly executed by Borrower.

(b) Secured Promissory Note. The Note duly executed by Borrower.

(c) Borrowing Notice. A completed Borrowing Notice required under Section 1.7 hereof.

(d) Borrower Secretary’s Certificate. The duly authorized Secretary of Borrower shall have delivered a certified copy of Borrower’s Certificate of Incorporation, and a certificate as to its Bylaws and resolutions adopted by its board of directors authorizing this Agreement and the transactions contemplated hereby.

(e) Third-Party Consents. Borrower shall have procured all of the third-party consents specified in the schedules to the Stock Purchase Agreement which are required to be procured by Borrower before it can incur the indebtedness evidenced by the Note and otherwise commit itself to its obligations hereunder.

(f) Warrant Certificate. A Warrant Certificate duly executed by Borrower representing the Warrants issuable upon the first Advance in accordance with Section 1.12 below.

(g) Other Documents. Such additional documents as the Frost Group reasonably may request.

Section 1.11. Subsequent Advances. The obligation of the Frost Group to make additional Advances shall be subject to the Frost Group’s receipt of a completed Borrowing Notice and such additional documents as the Frost Group reasonably may request and the absence of any Event of Default.

Section 1.12. Warrants. In consideration of the extension of credit hereunder, upon the first Advance, Borrower will grant to the Frost Group Warrants (the“Warrants”), which warrants will be issued substantially in the form attached hereto as Exhibit C (the “Warrant Certificate”), with an exercise price equal to $0.99 per share and will provide such parties the right to buy One Million Five Hundred Thousand (1,500,000) shares of Common Stock (as hereafter defined).

ARTICLE II
CLOSINGS

Section 2.1. Initial Closing. The closing of this Agreement (the “Initial Closing”) shall take place at the offices of The Frost Group, in Miami, Florida, or at such other location(s) as the parties may agree commencing at 2:00 p.m. local time on the Closing Date (as defined in the Stock Purchase Agreement (as hereafter defined)). At the Initial Closing:

(a) Borrower shall deliver to the Frost Group a fully executed copy of this Agreement, the Note and the other documents described in Section 1.10.

(b) The Frost Group shall deliver to Borrower a fully executed copy of this Agreement.

Section 2.2. Subsequent Closings. The closing of any subsequent advance under this Agreement shall take place at the offices of The Frost Group, in Miami, Florida, or at such other location(s) as the parties may agree commencing at 2:00 p.m. local time on the date set forth in the Borrowing Notice. At each such subsequent closing, the Frost Group shall have timely received a completed Borrowing Notice and such additional documents as the Frost Group reasonably may request.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to the Frost Group as of the date of this Agreement as follows:

Section 3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and duly authorized to carry on the business presently conducted by it. The Company is qualified to do business in every other jurisdiction in which the nature of its business or location of its properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a material adverse effect upon the business, operations, assets, liabilities or condition (financial or otherwise) of the Company taken as a whole (“Material Adverse Effect”). The copies of the Company’s articles of incorporation and by-laws, which have been furnished to the Frost Group are correct and complete and reflect all amendments made thereto at any time prior to the date of this Agreement. The Company has one wholly-owned subsidiary, Modigene Inc., a Delaware corporation (“Modigene DE”), and Modigene DE has one wholly-owned subsidiary, Modigene Ltd., an Israeli corporation (“Modigene Ltd.”).

Section 3.2. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of:

(i) Three Hundred Million (300,000,000) shares of common stock, $0.0001 par value per share (“Common Stock”), of which Thirty-five Million, Five Hundred Forty-nine Thousand and Twenty-eight (35,549,028) shares are issued and outstanding; and

(ii) Ten Million (10,000,000) shares of preferred stock, $0.0001 par value per share (“Preferred Stock”), Eight Hundred Thousand (800,000) of which have been designated Series A Preferred Stock (the “Series A Preferred”), all of which are issued and outstanding.

(b) As of the date of this Agreement, the Company has reserved:

(i) the Series A Preferred for issuance pursuant to that certain Series A Preferred Stock Purchase Agreement between Frost Gamma Investments Trust, Jane Hsiao, Subbarao Uppaluri and Steven D. Rubin (collectively, “Purchasers”) and the Company (the “Stock Purchase Agreement”);

(ii) sufficient shares of Common Stock for issuance upon conversion of the Series A Preferred;

(iii) One Million Nine Hundred Forty-nine Thousand Six Hundred Seventy-Five (1,949,675) shares of Common Stock issuable to employees, consultants and directors upon the exercise of options (“Options”) to purchase Common Stock originally granted pursuant to the Modigene Inc. Stock Incentive Plan as adopted by Modigene DE on December 15, 2005 (the “2005 Stock Plan”) and assumed by the Company, all of which Options have been granted as of the date of this Agreement;

(iv) Three Million (3,000,000) shares of Common Stock issuable to employees, consultants and directors upon the exercise of Options to Purchase Common Stock granted pursuant to the Modigene Inc. Equity Incentive Plan (the “2007 Stock Plan”), of which Options to purchase an aggregate of Two Million Five Hundred and Ninety Thousand (2,590,000) shares of Common Stock have been granted as of the date of this Agreement; and

(v) Three Million Four Hundred Ninety-Five Thousand Four Hundred and Twelve (3,495,412) shares of Common Stock issuable upon the exercise of warrants that are issued and outstanding as of the date of this Agreement.

(vi) One Million Five Hundred Thousand (1,500,000) shares of Common Stock issuable upon the exercise of the maximum number of Warrants issuable pursuant to the terms of Section 1.12 and the Note.

(c) Except as set forth in this Section 3.2 and in any registration statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since May 9, 2007 (the foregoing materials, together with any other materials filed by the Company under the Exchange Act, whether or not required, being collectively referred to herein as the “SEC Reports”), there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights issued by the Company which may permit or require any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority (as defined below), or other entity of any kind (“Person”), now or in the future to subscribe for, purchase or otherwise acquire any other securities of the Company.

Section 3.3. Authorization and Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Frost Group) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. The Warrants, when and if issued pursuant to the terms of the Note, have been duly issued and authorized and any share of Common Stock issued upon the exercise thereof according to their respective terms, as applicable, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.

Section 3.4. No Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provisions of its articles of incorporation or by-laws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or by which any property or asset of the Company is bound, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any Governmental Authority to which the Company is subject, or by which any property or asset of the Company is bound, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.5. Consents and Approvals. Except as set forth on Schedule 3.5, and such other consents, authorizations, filings, approvals, notifications and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance of this Agreement by the Company does not require any consent, authorization, filing with, approval, notification or registration to or with any Person by the Company.

Section 3.6. Financial Information. Each of the financial statements of the Company set forth in the SEC Reports (collectively, the “Financial Statements”) is accurate and complete in all material respects and is consistent with the books and records of the Company. Such financial statements present fairly in all material respects the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby.

Section 3.7. Absence of Changes. Except as set forth in Schedule 3.7 or as otherwise expressly provided by this Agreement and the Stock Purchase Agreement or the SEC Reports, since December 31, 2007, there has not been:

(a) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the capital stock of the Company, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company, or any issuance of any options, warrants, calls or rights to acquire any such shares or other securities, except for the issuance of shares pursuant to the exercise of Options;

(b) any split, combination or reclassification of any of the capital stock of the Company;

(c) any material change or alteration in the policy of the Company relating to the granting of stock options to its employees, directors and consultants;

(d) any purchase or sale or other disposition, or any agreement or other legally binding arrangement for the purchase, sale or other disposition, of any of the material properties or assets of the Company, other than in the ordinary course of business;

(e) any change by the Company in its accounting methods, principles or practices;

(f) any damage, destruction or loss, not covered by insurance, which could reasonably be expected to have a Material Adverse Effect; or

(g) any agreement or understanding whether in writing or otherwise, by the Company to take any of the actions specified in subparagraphs (a) through (e) above.

Section 3.8. Employment Contracts. The SEC Reports contain an accurate description in all material respects of all employment and consulting agreements with the Company’s executive officers.

Section 3.9. Sales Representatives, Dealers and Distributors. Except as set forth in Schedule 3.9, the Company is not a party to any contract or agreement with any Person under which such other Person is a sales agent, representative, dealer or distributor of any of the products or services of the Company which by its terms cannot be terminated on less than ninety (90) days prior notice without requiring an additional payment as a result of termination.

Section 3.10. Brokers. No broker, finder or investment bank is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.11. Litigation. There is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company before or by any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission, or any court, tribunal, or judicial or arbitral body (“Governmental Authority”). As of the date hereof, the Company is not subject to any outstanding governmental order which has not been disclosed to the Frost Group.

Section 3.12. Title to Properties. Except as set forth on Schedule 3.12, the Company has good and marketable title, free and clear of all Liens, to its respective personal property and assets (other than the real property and Leases which are addressed in Section 3.26) shown on the most recent balance sheet included in the Financial Statements (the “Recent Balance Sheet”) or acquired after the date of the Recent Balance Sheet, except for (i) assets that have been disposed of since the date of the Recent Balance Sheet in the ordinary course of business, and (ii) Liens reflected in the Recent Balance Sheet. For purposes of this Agreement, “Lien” means any encumbrance, hypothecation, infringement, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any other adverse right or interest, charge or claim of a similar nature of or on any asset, property or property interest; provided, however, that such term shall not include (a) liens for Taxes or assessments which are not delinquent or being contested in good faith and for which adequate reserves have been established on the Recent Balance Sheet; (b) mechanics’, warehousemen’s, materialmen’s, contractors’, workmen’s, repairmen’s and carriers’ liens, and other similar liens arising or incurred in the ordinary course of business; (c) the rights of third-party suppliers or other vendors having possession of manufacturing equipment; (d) rights of lessees, licensees and other third parties having a right to possess or use assets in the ordinary course of business; (e) rights of lessors, licensors and other third parties in property owned by them which is leased to another Person or which another Person has a right to use or possess; (f) with respect to real property, easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the use of such real property in the ordinary course of business; (g) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and (h) liens for water and sewer charges.

Section 3.13. Personal Property Leases. Except as set forth in Schedule 3.13, all of the personal property leased to the Company is subject to leases which, to the knowledge of the Company, are valid and in full force and effect, and to the knowledge of the Company no event has occurred which, with notice or lapse of time or both, would constitute a material default under any of these leases.

Section 3.14. Intentionally Omitted.

Section 3.15. Intentionally Omitted.

Section 3.16. Contracts.

(a) The SEC Reports contain an accurate list of all material contracts, agreements and arrangements to which the Company is a party and required to be disclosed therein (“Material Contracts”).

(b) Other than as set forth on Schedule 3.16, the Company is not in violation or in default of, in any material respect, or has failed to perform any material obligation under, any Material Contract, and nothing has occurred that with lapse of time or the giving of notice or both would constitute a material breach or default of a Material Contract by the Company.

(c) The Company has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to tax matters and securities filings).

Section 3.17. Permits. All material permits, authorizations, variances, notices, approvals, registrations, certificates of completion or legal status, certificates of occupancy, orders or other approvals or licenses granted by any Governmental Authority (“Permits”) required as of the date hereof for the Company to conduct its business as currently conducted have been issued to the Company and are in effect. There are no material defaults existing under such Permits and the Company has not received any notice and the Company has no knowledge that the issuer of any such Permit intends to suspend, withdraw, limit in any form or terminate any such Permit.

Section 3.18. Intentionally Omitted.

Section 3.19. Environmental Matters. To the knowledge of the Company, and except as set forth in Schedule 3.19:

(a) the properties, facilities and assets owned and leased by the Company, respectively, and the operations conducted thereon by the Company and the use, maintenance, or operation of such properties, facilities and assets:

(i) have been and are in compliance in all material respects with any applicable federal, state, local or foreign laws, regulations and ordinances concerning health and safety, pollution or protection of the environment, including by way of illustration and not by way of limitation, if applicable, the Clean Air Act, 42 U.S.C. § 7401 et seq. the Federal Water Pollution Control Act of 1972, 33  U.S.C. § 1251 et seq. (the “Clean Water Act”); the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901 et seq. (“RCRA”); the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq.; the Emergency Planning and Community Right- to-Know Act, 42 U.S.C. § 11001 et seq.; the Pollution Prevention Act of 1990, 42 U.S.C. § 1301 et seq.; the Federal Hazardous Materials Transportation Law, 49 U.S.C. §5101 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) through 300(j); the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq. (including any amendments or extensions thereof, and rules, regulations, standards or guidelines pursuant to any of the foregoing) (each hereinafter an “Environmental Law”); and

(ii) are not subject to any existing, pending or threatened, investigation, inquiry or proceeding by any Governmental Authority for any material liability (absolute, contingent or otherwise) or obligations under any Environmental Law.

(b) no toxic, hazardous or noxious substance, material or waste, the treatment, handling, storage, transportation or Release (as defined below) of which is regulated by any Governmental Authority, including, but not limited to, petroleum or constituents thereof, asbestos or any asbestos-containing material of any kind or character which is now or may become friable and polychlorinated biphenyls, or any other materials or substances designated as “hazardous substances” pursuant to Section 311 of the Clean Water Act, defined as “hazardous waste” pursuant to Section 1004 of RCRA, or defined as “hazardous substances” pursuant to Section 101 of CERCLA (“Hazardous Substances”) have been disposed of or otherwise Released by the Company except in compliance in all material respects with Environmental Laws and in a manner which has not and is not reasonably likely to give rise to any material liability (absolute, contingent or otherwise) under Environmental Law;

(c) the Company has no material liability (absolute, contingent or otherwise) in connection with any Release of any Hazardous Substances into the environment or arising under Environmental Law;

(d) (i) no request for information or notice of any liability, potential liability or obligation under any violation of any Environmental Law has been received by the Company, and (ii) the Company has not been named as a “potentially responsible party” or received a request for information in connection with any litigation, investigation or similar matter arising under Environmental Laws. The term “Released” hereunder means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of Hazardous Substances (including without limitation, the abandonment or disposal of barrels, containers or other receptacles containing any Hazardous Substances).

Section 3.20. Intellectual Property.

(a) The Company owns or licenses or, to the knowledge of the Company, otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications, and tangible or intangible proprietary information or material (collectively the “Intellectual Property”) that are used by the Company in and are material to its business as currently conducted.

(b) Except as set forth in Schedule 3.20, to the knowledge of the Company, all grants, registrations and applications for Intellectual Property owned by the Company that are used in and are material to the conduct of its business as currently conducted (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (ii) have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any legal or administrative proceeding before any Governmental Authority in any jurisdiction.

(c) To the knowledge of the Company, the Intellectual Property owned by the Company is not being infringed by any third party. To the knowledge of the Company, the conduct of its business as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company (i) alleging any such conflict or infringement with any third party’s proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(d) To the knowledge of the Company, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

Section 3.21. Tax Matters. Except as set forth in Schedule 3.21:

(a) The Company has timely filed with the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes (“Tax Authority”), as appropriate, all material returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof (“Tax Returns”) that it was required to file, and such Tax Returns are true, correct and complete in all material respects. All material federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not (“Taxes”) due and owing by the Company have been paid.

(b) The Company has not been, and is not now subject to, any audits with regard to any Taxes or Tax Returns of the Company and there are no outstanding deficiencies or assessments asserted in writing by any Tax Authority.

(c) There are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and the Company is not a party to any agreement providing for the allocation or sharing of Taxes.

(d) The Company has not filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended through the date hereof, and the rulings and regulations promulgated thereunder (“Code”).

(e) The Company is not nor has it been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(f) The unpaid (but not yet due) Taxes of the Company did not, as of the Recent Balance Sheet, exceed the reserve for tax liability set forth on the face of the Recent Balance Sheet.

(g) There are no Liens for Taxes upon any of the assets of the Company, except for Liens for Taxes not yet due and payable (or for Taxes that the Company is contesting in good faith through appropriate proceedings) for which adequate reserves have been established on the Recent Balance Sheet.

Section 3.22. Employment Matters. The Company has not experienced any material strikes, collective labor grievances or other collective bargaining disputes in the last five (5) years. The Company is not and has not been a party to any collective bargaining agreements. To the Company’s knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has complied with all applicable laws relating to employment, employment discrimination and employment practices, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 3.23. Employee Benefit Matters.

(a) Schedule 3.23 lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended through the date hereof, and the rulings and regulations promulgated thereunder (“ERISA”)) and all bonus, stock option, stock purchase, profit sharing, savings, disability, incentive, deferred compensation, retirement, severance or other employee benefit plans, programs or arrangements, and all employment or compensation agreements, in each case for the benefit of, or relating to, current employees and former employees of the Company (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to the Frost Group true and complete copies of (i) all plan documents, as in effect on the date hereof, (ii) the latest Internal Revenue Service determination letter, if applicable, (iii) the last filed Form 5500, if applicable, and (iv) summary plan descriptions, if any, and all modifications thereto communicated to employees.

(c) To the knowledge of the Company, all Plans are in compliance in all material respects with the requirements prescribed by applicable statutes, orders or governmental rules or regulations currently in effect with respect thereto, and the Company has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any of the Plans.

(d) To the knowledge of the Company, neither the Company nor any of its directors, officers, employees or agents has, with respect to any Plan, engaged in or been a party to any “prohibited transaction”, as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a Tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Plan.

(e) There are no pending or, to the knowledge of the Company, threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Plans, which have been asserted or instituted against the Company, any Plan or the assets of any trust for any Plan. No Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or is subject to Title IV of ERISA. The Company has complied in all material respects with the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA, if applicable.

Section 3.24. Insurance. Set forth on Schedule 3.24 is a true and complete list of all policies of fire, liability, workmen’s compensation and other similar forms of insurance owned or held by the Company, which policies are in full force and effect, and no notice of cancellation or termination has been received with respect to any such policy.

Section 3.25. Compliance with Laws. Except as set forth in Schedule 3.25, the Company has complied and remains in compliance with all applicable laws, regulations and zoning ordinances of any Governmental Authority, except for those instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect, and the Company has no knowledge of and has not received any notice alleging any such violation of any such laws, regulations or zoning ordinances.

Section 3.26. Real Estate.

(a) Owned Properties. The Company does not own any real property.

(b) Leased Properties. Schedule 3.26 sets forth a list of all of the leases and subleases for real property and all amendments, modifications and supplements thereto, if any (“Leases”), in which the Company has a leasehold or subleasehold interest. The Company has delivered, or caused to be delivered, to the Frost Group true and complete copies of each of the Leases described in Schedule 3.26. With respect to each Lease listed in Schedule 3.26 and except as set forth in Schedule 3.26, (i) to the knowledge of the Company, each Lease is legal, valid, binding, and enforceable, and in full force and effect; (ii)  the Company is not in violation or in default of, in any material respect, or has failed to perform any material obligation under, any Lease, and nothing has occurred that with lapse of time or the giving of notice or both would constitute a material breach or default of any Lease by the Company; and (iii)  the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

Section 3.27. Disclosure. The Company has provided the Frost Group with all information requested by Frost Group in connection with its decision to enter into this Agreement. To the Company’s knowledge, neither this Agreement, the exhibits and schedules hereto nor any other document delivered by the Company to Frost Group or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, to the best of the Company’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. The Company does not represent or warrant that it will achieve any financial projections provided to Frost Group.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FROST GROUP

The Frost Group represents and warrants to Borrower as of the date of this Agreement, and as of the date of the issuance of the Warrants, if any, as follows:

Section 4.1. Capacity; Execution of Agreement. The Frost Group has all requisite power, authority, and capacity to enter into this Agreement and to perform the transactions and obligations to be performed by it hereunder. The execution and delivery of this Agreement, and the performance by the Frost Group of the transactions and obligations contemplated hereby have been duly authorized by all requisite corporate action of the Frost Group. This Agreement has been duly executed and delivered by the Frost Group and constitutes a valid and legally binding agreement of the Frost Group, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors’ rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

Section 4.2. Formation and Standing. The Frost Group is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida. The Frost Group has the requisite power and authority to own and operate its properties and assets, and to carry on its business as currently conducted.

Section 4.3. Power and Authority. The Frost Group has all requisite legal and other power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.

Section 4.4. Brokers or Finders. The Frost Group has not engaged any brokers, finders or agents, or incurred, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

Section 4.5. Knowledge of Investment and its Risks. The Frost Group has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Warrants and in the Common Stock underlying the Warrants (the “Underlying Common Stock”). The Frost Group understands that an investment in Borrower represents a high degree of risk and there is no assurance that the Borrower’s business or operations will be successful.

Section 4.6. Investment Intent. The Frost Group hereby represents and warrants that (i) the Warrants and the Underlying Common Stock are being acquired for investment for the Frost Group’s own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Warrants or the Underlying Common Stock, and the Frost Group has no present intention of selling, granting any participation in, or otherwise distributing any of the Warrants and the Underlying Common Stock within the meaning of the Securities Act of 1933 (as amended, the “1933 Act”), (ii) the Warrants and the Underlying Common Stock are being acquired in the ordinary course of the Frost Group’s business, and (iii) the Frost Group does not have any contracts, understandings, agreements, or arrangements, directly or indirectly, with any person and/or entity to distribute, sell, transfer, or grant participations to such person and/or entity with respect to, any of the Warrants and the Underlying Common Stock. The Frost Group is not purchasing the Warrants and the Underlying Common Stock as a result of any advertisement, article, notice or other communication regarding the Warrants and the Underlying Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

Section 4.7. Frost Group Status. The Frost Group is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the 1933 Act. The Frost Group is not registered as a broker-dealer under Section 15 of the Exchange Act or an affiliate of such broker-dealer.

Section 4.8. Disclosure. The Frost Group has reviewed the information provided to the Frost Group by Borrower in connection with the Frost Group’s decision to purchase the Warrants and the Underlying Common Stock, including but not limited to, Borrower’s publicly available filings with the SEC and the information contained therein. Borrower has provided the Frost Group with all the information that the Frost Group has requested in connection with the decision to purchase the Warrants and the Underlying Common Stock. The Frost Group further represents that the Frost Group has had an opportunity to ask questions and receive answers from Borrower regarding the business, properties, prospects, and financial condition of Borrower. All such questions have been answered to the full satisfaction of the Frost Group. Neither such inquiries nor any other investigation conducted by or on behalf of the Frost Group or its representatives or counsel shall modify, amend, or affect the Frost Group’s right to rely on the truth, accuracy, and completeness of the disclosure materials and Borrower’s representations and warranties contained herein.

Section 4.9. No Registration. The Frost Group further understands that (i) neither the offering nor the sale of the Warrants or the Underlying Common Stock has been registered under the 1933 Act or any applicable state securities laws in reliance upon exemptions from the registration requirements of such laws, (ii) the Warrants and the Underlying Common Stock must be held by the Buyer indefinitely unless the sale or transfer thereof is subsequently registered under the 1933 Act and any applicable state securities laws, or an exemption from such registration requirements is available, (iii) Borrower is under no obligation to register any of the Warrants or any share of the Underlying Common Stock on the Frost Group’s behalf or to assist the Frost Group in complying with any exemption from registration, and (iv) Borrower will rely upon the representations and warranties made by the Frost Group in this Agreement in order to establish such exemptions from the registration requirements of the 1933 Act and any applicable state securities laws.

Section 4.10. Transfer Restrictions. The Frost Group will not transfer any of the Warrants unless such transfer is permitted under the Warrant Certificate and will not transfer any of the Underlying Common Stock unless such transfer is registered or exempt from registration under the 1933 Act and such state securities laws, and, if requested by Borrower in the case of an exempt transaction, the Frost Group has furnished an opinion of counsel reasonably satisfactory to Borrower that such transfer is so exempt. The Frost Group understands and agrees that (i) the certificates evidencing the Warrants and the Underlying Common Stock will bear appropriate legends indicating such transfer restrictions placed upon such securities, (ii) Borrower shall have no obligation to honor transfers of any of the Warrants or the Underlying Common Stock in violation of such transfer restrictions, and (iii) Borrower shall be entitled to instruct any transfer agent or agents for the securities of Borrower to refuse to honor such transfers.

Section 4.11. No Solicitation. The Frost Group (i) did not receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, with respect to the Warrants or the Underlying Common Stock or (ii) was not solicited by any person, other than by representatives of Borrower, with respect to a purchase of the Warrants or the Underlying Common Stock.

Section 4.12. Principal Address. The Frost Group’s principal executive office is set forth in Section 5.6 below.

ARTICLE V
MISCELLANEOUS

Section 5.1. Survival of Representations and Warranties; Indemnification.

(a) The representations and warranties of Borrower and the Frost Group contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Initial Closing, and for an additional 12 months subsequent to the Initial Closing, and with respect to the representations and warranties of Borrower only, for the longer of an additional 12 months subsequent to any subsequent Advance and the time period during which any Obligations are outstanding, and with respect to the representations and warranties of the Frost Group, for an additional 12 months subsequent to any issuance of Warrants.

(b) Borrower hereby agrees to indemnify and hold harmless the Frost Group and, as applicable, its officers, directors, stockholders, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty or covenant provided, made or agreed to by Borrower hereunder or under the Note.

(c) The Frost Group hereby agrees to indemnify and hold harmless Borrower and, as applicable, its officers, managers, directors, stockholders, members, agents and representatives from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) due to or arising out of a material breach of any representation, warranty or covenant provided, made or agreed to by the Frost Group hereunder.

Section 5.2. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. Borrower may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Frost Group. The Frost Group may assign its rights and obligations hereunder to an entity directly or indirectly controlled by or under common control with the Frost Group.

Section 5.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

Section 5.4. Facsimile. A facsimile copy of an original written signature shall be deemed to have the same effect as an original written signature.

Section 5.5. Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 5.6. Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below or email to the address set forth below; (iii) five business days after deposit in the U.S. mail, postage prepaid and addressed to the other party at the address set forth below; or (iv) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto but the absence of such confirmation will not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 5.6, by giving the other party written notice of the new address in the manner set forth above.

If to Borrower:

Modigene Inc.
3 Sapir Street
Weizmann Science Park
Nes-Ziona, Israel 74170
Attention: Chief Executive Officer
Phone: (972) 8 930-0051
Facsimile: (972) 8 930-0091

with a copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison, Suite 3900
Chicago, Illinois 60606
Attention: Gretchen Anne Trofa, Esq.
Phone: 312-984-3100
Facsimile: 312-984-3150

If to the Frost Group:

The Frost Group, LLC
4400 Biscayne Blvd.
15th Floor
Miami, FL 33137
Attention: Steven D. Rubin
Phone: 305-575-6015
Facsimile: 305-575-6444

Section 5.7. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Borrower and the Frost Group.

Section 5.8. Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

Section 5.9. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Florida.

Section 5.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 5.11. Further Assurances; Access. The Frost Group and Borrower will from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement. Upon reasonable written notice, Borrower shall afford the officers, employees and authorized agents and representatives of the Frost Group reasonable access, during normal business hours, to the offices, properties, books, records and such additional financial and operating data and other information regarding the assets, goodwill and business of the Borrower as the Frost Group may from time to time reasonably request.

Section 5.12. Entire Agreement. This Agreement and all exhibits hereto and thereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

Section 5.13. Delays or Omissions. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by law or otherwise afforded to any party, will be cumulative and not alternative.

Section 5.14. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

Section 5.15. Equitable Relief. The parties hereto recognize that, if such party fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each party hereto therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief and any other equitable remedy a court of competent jurisdiction may deem appropriate in any such case.

Section 5.16. No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 5.17. Public Announcements. No public announcements shall be made by any party hereto relating to the transactions contemplated by this Agreement without the prior written consent of Borrower and the Frost Group, such consent not to be unreasonably withheld, except where required by applicable law; provided, however, that in the event of such a legally required disclosure, the disclosing party will consult with the other consenting party with respect to the text of such disclosure and will provide the other consenting party with a copy of the disclosure prior to its publication.

Section 5.18. Expenses. Each party shall bear its own costs and expenses in connection with the transactions contemplated hereby, except to the extent that Lender’s Expenses shall be Obligations subject to the provisions hereof.

Section 5.19. Exhibits and Schedules. All exhibits, annexes and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. A disclosure in any particular Schedule to this Agreement or otherwise in this Agreement shall be deemed a disclosure for each and every other Schedule where such disclosure is relevant.

[Signatures begin on next page.]

IN WITNESS THEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

Modigene Inc.

By:	/s/ Shai Novik
Name: Shai Novik Title: President

The Frost Group, LLC

By:	/s/ Phillip Frost
Name: Phillip Frost, M.D. Title: President